Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225609

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 14, 2018

PROSPECTUS    SUPPLEMENT

(To prospectus dated June 14, 2018)

$

Concho Resources Inc.

     % Senior Notes due 2028

     % Senior Notes due 2048

We are offering a total of $             aggregate principal amount of senior notes, consisting of $              aggregate principal amount of our     % senior notes due 2028 (the “2028 notes”) and $             aggregate principal amount of our     % senior notes due 2048 (the “2048 notes”). Except where the context otherwise indicates, references in this prospectus supplement to the “notes” refer collectively to the 2028 notes and the 2048 notes. The 2028 notes will mature on                , 2028 and the 2048 notes will mature on                 , 2048. We may redeem some or all of the notes at redemption prices described under “Description of the Notes—Optional Redemption.” In addition, if we do not successfully complete our proposed acquisition of RSP Permian, Inc. on or prior to December 31, 2018, or if the related merger agreement is terminated at any time prior to our completion of the acquisition, then we will redeem all of the notes at a price equal to 101% of the principal amount of the notes of the applicable series, plus accrued and unpaid interest to the redemption date. We will pay interest on the 2028 notes on                  and                  of each year, beginning on                     , 2018. We will pay interest on the 2048 notes on                  and                  of each year, beginning on                     , 2018.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness, including all borrowings under our credit facility, and senior in right of payment to all of our future subordinated indebtedness. The obligations under the notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of our existing and future subsidiaries, as described under “Description of the Notes—Subsidiary Guarantees.”

The notes will not be listed on a securities exchange. Currently, there is no established trading market for either series of the notes.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

	Per 2028 note	Total 2028 notes	Per 2048 note	Total 2048 notes
Price to Public (1)%		$	%	$
Underwriting Discount	%	$	%	$
Proceeds, Before Expenses, to Us	%	$	%	$

(1)	Plus accrued interest, if any, from , 2018, if delivery occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about                     , 2018 in book-entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

June    , 2018

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement and the documents incorporated by reference herein, which describes the specific terms of this offering of the notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to the notes or this offering. Generally, when we refer to this “prospectus,” we are referring to this prospectus supplement and the accompanying base prospectus combined. If the information relating to the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information included or incorporated by reference in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell any security in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover of this prospectus supplement and the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “we,” “our,” “us,” “the Company” or “Concho” are to Concho Resources Inc., a Delaware corporation, and its subsidiaries.

EXTENDED SETTLEMENT

We expect delivery of each series of the notes will be made against payment therefor on or about                 , 2018, which is the twelfth business day following the pricing of the notes (such settlement being referred to as “T+12”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade either series of the notes on the date of pricing or during the next nine succeeding business days will be required, by virtue of the fact that the notes will settle in T+12, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”) (File No. 001-33615) pursuant to the Exchange Act. You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement. The information that we later file with the SEC will automatically update and, to the extent inconsistent, supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2018 Annual Meeting of Stockholders filed on April 5, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

•	our Current Reports on Form 8-K filed on January 4, 2018, February 20, 2018, March 28, 2018, April 30, 2018, May 1, 2018, May 18, 2018 and June 14, 2018 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•	the following information in the Final Joint Proxy Statement/Prospectus filed on June 7, 2018: “Unaudited Pro Forma Combined Financial Statements” (appearing on pages 163-176).

These reports contain important information about us, our financial condition and our results of operations.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) subsequent to the date of this prospectus supplement and before the termination of the offering of securities under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We also incorporate by reference the following information included in documents filed by RSP Permian Inc., a Delaware corporation (“RSP”), with the SEC (SEC File No. 001-36264):

•	Part II, Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 27, 2018; and

•	Part I, Item 1 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 2, 2018.

S-iii

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Concho Resources Inc.

One Concho Center

600 W. Illinois Avenue

Midland, Texas 79701

Attention: General Counsel

(432) 683-7443

We also maintain a website at www.concho.com. However, the information on our website is not part of this prospectus.

S-iv

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements and information contained in or incorporated by reference into this prospectus supplement that express a belief, expectation, or intention, or that are not statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements include statements, projections and estimates concerning our future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditures, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities, potential financing and the proposed RSP Acquisition (as defined herein). Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “will,” “goal” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements are not guarantees of performance. We have based these forward-looking statements on our current expectations and assumptions about future events and their potential effect on us. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Actual results may differ materially from those implied or expressed by any forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement, or if earlier, as of the date they were made. We disclaim any obligation to update or revise these statements unless required by law, whether as a result of new information, future events or otherwise, and we caution you not to rely on them unduly. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks discussed in “Risk Factors” in this prospectus supplement, “Part II, Item 1A, Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and “Part I, Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, in the other documents incorporated by reference herein and our subsequent SEC filings, as well as those factors summarized below:

•	risks associated with the proposed RSP Acquisition, including increased expenses, management distraction from our business, declines in the market price of our common stock and failure to realize the expected benefits of the transaction;

•	failure, difficulties and delays in meeting conditions required for closing set forth in the Acquisition Agreement (as defined herein);

•	risks associated with acquisitions, including liabilities associated with acquired properties or businesses and the ability to realize expected benefits;

•	disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver our oil, natural gas liquids and natural gas and other processing and transportation considerations;

•	declines in, or the sustained depression of, the prices we receive for our oil and natural gas;

•	risks related to the concentration of our operations in the Permian Basin of southeast New Mexico and west Texas;

•	evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions;

•	the costs and availability of equipment, resources, services and qualified personnel required to perform our drilling, completion and operating activities;

S-v

•	drilling, completion and operating risks;

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

•	the effects of government regulation, permitting and other legal requirements, including new legislation or regulation related to hydraulic fracturing, climate change, derivatives reform or the export of oil and natural gas;

•	the impact of current and potential changes to federal or state tax rules and regulations, including the Tax Cuts and Jobs Act;

•	potential financial losses or earnings reductions from our commodity price risk-management program;

•	difficult and adverse conditions in the domestic and global capital and credit markets;

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit facility;

•	the impact of potential changes in our credit ratings;

•	uncertainties about our ability to successfully execute our business and financial plans and strategies;

•	uncertainties about the estimated quantities of oil and natural gas reserves;

•	uncertainties about our ability to replace reserves and economically develop our current reserves;

•	general economic and business conditions, either internationally or domestically;

•	competition in the oil and natural gas industry; and

•	uncertainty concerning our assumed or possible future results of operations.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and the price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.

S-vi

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, each of which is incorporated by reference in this prospectus supplement, for more information about important factors you should consider before investing in the notes in this offering.

Our Business

We are an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Our core operations are primarily focused in the Permian Basin of southeast New Mexico and west Texas. Our legacy in the Permian Basin provides us a deep understanding of operating and geological trends. We are actively developing our resource base by utilizing extended length lateral drilling, enhanced completion techniques, multi-well pad locations and large-scale development projects throughout our four core operating areas: the Northern Delaware Basin, the Southern Delaware Basin, the Midland Basin and the New Mexico Shelf. Our strategy remains focused on development and exploration activities on our multi-year project inventory and pursuing acquisitions that meet our strategic and financial objectives.

RSP Acquisition

On March 27, 2018, we and RSP entered into an Agreement and Plan of Merger (the “Acquisition Agreement”) under which we will acquire RSP through an all-stock transaction (the “RSP Acquisition”). Under the terms of the Acquisition Agreement, shareholders of RSP will receive 0.320 of a share of our common stock in exchange for one share of RSP common stock. We estimate that we will issue up to 51 million shares of our common stock in connection with the RSP Acquisition. We expect to complete the RSP Acquisition during the third quarter of 2018, subject to the approval of both our and RSP’s shareholders, the satisfaction of certain regulatory approvals and other customary closing conditions. This offering is not conditioned upon the completion of the RSP Acquisition, but if we do not successfully complete our proposed acquisition of RSP on or prior to December 31, 2018, or if the Acquisition Agreement is terminated prior to our completion of the RSP Acquisition, then we will redeem all of the notes at a price equal to 101% of the principal amount of the notes of the applicable series, plus accrued and unpaid interest to the redemption date.

In connection with the anticipated closing of the RSP Acquisition, RSP issued redemption notices on June 14, 2018 to the holders of $700 million aggregate principal amount of its 6.625% senior notes due 2022 (the “RSP 2022 notes”) and to the holders of $450 million aggregate principal amount of its 5.25% senior notes due 2025 (the “RSP 2025 notes” and together with the RSP 2022 notes, the “RSP notes”) with such redemptions being contingent upon the closing of the RSP Acquisition and this offering. The redemption prices of the RSP 2022 notes and RSP 2025 notes are equal to 104.969% and 100% of the principal amount of the RSP 2022 notes and RSP 2025 notes, respectively, plus accrued and unpaid interest, if any, and any required premium, if applicable, on the notes redeemed, to the redemption date.

Corporate Information

We are a Delaware corporation formed in February 2006. Our principal executive offices are located at One Concho Center, 600 W. Illinois Avenue, Midland, Texas 79701, and our telephone number at that address is (432) 683-7443. Our common stock is listed on the New York Stock Exchange under the symbol “CXO.” We maintain a website at www.concho.com. However, the information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus supplement, the accompanying base prospectus, any related free writing prospectus and in the documents incorporated herein by reference when making a decision as to whether to buy the notes in this offering.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled “Description of the Notes” and the section in the accompanying base prospectus entitled “Description of Debt Securities.”

Issuer	Concho Resources Inc.

Notes Offered	$ million aggregate principal amount of % senior notes due 2028.

$ million aggregate principal amount of % senior notes due 2048.

Maturity	The 2028 notes will mature on , 2028 and the 2048 notes will mature on , 2048.

Interest Payment Dates	Interest will be payable on the 2028 notes on and of each year, beginning on , 2018. Interest will be payable on the 2048 notes on and of each year, beginning on , 2018. Interest will accrue on each series of the notes from , 2018.

Optional Redemption	We may, at our option, redeem all or part of the 2028 notes at any time prior to ( months prior to the maturity date) at a “make-whole” redemption price, and at any time on or after such date, at a redemption price equal to 100% of the principal amount of the 2028 notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of the Notes—Optional Redemption.”

We may, at our option, redeem all or part of the 2048 notes at any time prior to ( months prior to the maturity date) at a “make-whole” redemption price, and at any time on or after such date, at a redemption price equal to 100% of the principal amount of the 2048 notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of the Notes—Optional Redemption.”

Special Mandatory Redemption	If we do not successfully complete the RSP Acquisition on or prior to December 31, 2018, or if the Acquisition Agreement is terminated prior to our completion of the RSP Acquisition, then we will redeem all of the notes at a price equal to 101% of the principal amount of the notes of the applicable series, plus accrued and unpaid interest to the redemption date.

Guarantees

The payment of the principal, premium and interest on the notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of our existing and future subsidiaries. In the future, the guarantees may be released or terminated under certain circumstances, including when a subsidiary no longer guarantees our borrowings under a credit facility.

Ranking	The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including all of our borrowings and the guarantors’ guarantees under our credit facility;

•	rank senior in right of payment to all of our and the guarantors’ future subordinated indebtedness;

•	be effectively subordinated in right of payment to all of our and the guarantors’ future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of any of our future subsidiaries that is not a guarantor of the notes.

As of March 31, 2018, after giving effect to the transactions described under “Capitalization,” we would have had total consolidated indebtedness of approximately $ billion (including the notes offered hereby), all of which would have ranked equally with the notes. Additionally, we would have had commitments available to be borrowed under our credit facility of an additional $ billion. For further discussion, see “Description of Other Indebtedness—Credit Facility” and “Capitalization.”

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability to:

•	create liens that secure debt; and

•	merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes—Certain Covenants.”

Change of Control Offer	If a change of control triggering event occurs with respect to either series of the notes, then we may be required to give the holders of the notes of that series the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

No Established Trading Market	Each of the 2028 notes and the 2048 notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they currently intend to make a market in the notes of each series. You should be aware, however, that they are not obligated to make a market in either series of the notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for either series of the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of either series of the notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds	For information about our use of proceeds from this offering, see “Use of Proceeds.”

Form	The notes of each series will be represented by one or more global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company. Beneficial interests in the notes will be shown on, and transfers of beneficial interests will be effected through, records maintained by The Depository Trust Company and its participants. See “Book-Entry, Delivery and Form.”

Risk Factors	Investing in either series of the notes involves substantial risk. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein, prior to making an investment in the notes. See “Risk Factors” beginning on page S-11.

Derivatives Information (Unaudited)

The table below provides data associated with our derivatives at May 1, 2018, for the periods indicated:

	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	2019	2020
Oil Price Swaps: (a)
Volume (Bbl)	11,453,170	10,155,318	9,075,007	30,011,500	10,228,000
Price per Bbl	$54.50	$54.29	$53.73	$53.49	$55.24

Oil Basis Swaps: (b)
Volume (Bbl)	9,492,000	8,465,000	7,757,000	28,619,500	10,980,000
Price per Bbl	$(0.81)	$(0.85)	$(0.89)	$(1.17)	$(0.08)

Natural Gas Price Swaps: (c)
Volume (MMBtu)	18,179,000	19,420,000	18,458,000	28,790,992	7,320,000
Price per MMBtu	$3.03	$3.01	$3.00	$2.81	$2.70

(a)	The index prices for the oil price swaps are based on the New York Mercantile Exchange (“NYMEX”)—West Texas Intermediate (“WTI”) monthly average futures price.

(b)	The basis differential price is between Midland—WTI and Cushing—WTI.

(c)	The index prices for the natural gas price swaps are based on the NYMEX—Henry Hub last trading day futures price.

Supplemental Non-GAAP Financial Measures

We report our financial results in accordance with the United States generally accepted accounting principles (“GAAP”). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of our peers and of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry.

Reconciliation of Net Income (Loss) to EBITDAX (Unaudited)

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator.

We define EBITDAX as net income (loss), plus (1) exploration and abandonments, (2) depreciation, depletion and amortization, (3) accretion of discount on asset retirement obligations, (4) impairments of long-lived assets, (5) non-cash stock-based compensation, (6) (gain) loss on derivatives, (7) net cash receipts from (payments on) derivatives, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt, (11) gain on equity method investment distribution and (12) federal and state income tax expense (benefit). EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended March 31,		Years Ended December 31,
(in millions)	2018	2017	2017	2016	2015
Net income (loss)	$835	$650	$956	$(1,462)	$66
Exploration and abandonments	18	15	59	77	59
Depreciation, depletion and amortization	317	283	1,146	1,167	1,223
Accretion of discount on asset retirement obligations	2	2	8	7	8
Impairments of long-lived assets	—	—	—	1,525	61
Non-cash stock-based compensation	17	12	60	59	63
(Gain) loss on derivatives	35	(286)	126	369	(700)
Net cash receipts from (payments on) derivatives	(112)	28	79	625	633
(Gain) loss on disposition of assets, net	(723)	(654)	(678)	(118)	54
Interest expense	30	40	146	204	215
Loss on extinguishment of debt	—	—	66	56	—
Gain on equity method investment distribution	(103)	—	—	—	—
Income tax expense (benefit)	254	371	(75)	(876)	31

EBITDAX	$570	$461	$1,893	$1,633	$1,713

Summary Unaudited Pro Forma Combined Financial Data

The following summary unaudited pro forma combined balance sheet data gives effect to the RSP Acquisition as if it had occurred on March 31, 2018 while the unaudited pro forma combined statement of operations data for the year ended December 31, 2017 and the three months ended March 31, 2018 is presented as if the RSP Acquisition had occurred on January 1, 2017. The following summary unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the RSP Acquisition occurred as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the “Risk Factors” section in this prospectus supplement beginning on page S-11. The following summary unaudited pro forma combined financial information should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 163 of the Final Joint Proxy Statement/Prospectus, which section is incorporated by reference herein.

(in millions, except per share amounts)	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Pro Forma Statement of Combined Operations Data:
Operating revenues	$1,223	$3,390
Net income	$923	$1,190
Earnings per share, basic	$4.62	$5.98
Earnings per share, diluted	$4.59	$5.95

(in millions)	As of March 31, 2018
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$34
Total assets	$24,125
Long-term debt	$4,014
Stockholders’ equity	$16,655

Summary Pro Forma Oil, Natural Gas and NGL Reserve Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and natural gas liquids (“NGL”) reserves as of December 31, 2017, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2017. The pro forma reserve information set forth below gives effect to the RSP Acquisition as if the RSP Acquisition had been completed on January 1, 2017. The following summary pro forma reserve information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” section in this prospectus supplement beginning on page S-11.

	As of December 31, 2017
	Concho Historical	RSP Historical	Concho Pro Forma Combined (a)
Estimated proved reserves:
Natural Gas (Bcf)	2,043	295	2,476
NGLs (MMBbls)	—	65	—
Oil and Condensate (MMBbls)	500	262	762
Crude oil equivalents (MMBoe)	840	376	1,175

Estimated proved developed reserves:
Natural Gas (Bcf)	1,512	133	1,708
NGLs (MMBbls)	—	30	—
Oil and Condensate (MMBbls)	336	107	443
Crude oil equivalents (MMBoe)	588	159	728

(a)	Adjusted for conversion from three-stream to two-stream reserves based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced.

	Year Ended December 31, 2017
	Concho Historical	RSP Historical	Concho Pro Forma Combined (a)
Production:
Natural Gas (Bcf)	161	15	183
NGLs (MMBbls)	—	3	—
Oil and Condensate (MMBbls)	43	14	57
Crude oil equivalents (MMBoe)	70	20	88

(a)	Adjusted for conversion from three-stream to two-stream production based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced.

	Three Months Ended March 31, 2018
	Concho Historical	RSP Historical	Concho Pro Forma Combined (a)
Production:
Natural Gas (Bcf)	45	4	51
NGLs (MMBbls)	—	1	—
Oil and Condensate (MMBbls)	13	4	17
Crude oil equivalents (MMBoe)	21	6	26

(a)	Adjusted for conversion from three-stream to two-stream production based on dry natural gas residue sold and the shrink factor related to NGL content, resulting in wet gas volumes produced.

RISK FACTORS

An investment in either series of the notes involves risk. In addition to the risks described below, you should carefully consider the risk factors set forth in “Part II, Item 1A, Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and in “Part I, Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, each of which is incorporated by reference in this prospectus, and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus in evaluating an investment in the notes. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, our ability to fulfill our obligations under the notes could be materially affected and you could lose all or part of your investment.

The risks described below and those risks described in documents incorporated by reference into this prospectus supplement are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also adversely affect our business operations.

This prospectus supplement and documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Notes

We and the guarantors may incur substantial additional indebtedness, including indebtedness ranking equal to the notes and the guarantees.

As of March 31, 2018, after giving effect to the transactions described under “Capitalization,” including completion of the RSP Acquisition, we and the guarantors would have had total consolidated indebtedness of approximately $             billion, and we would have been able to incur an additional $             billion of indebtedness under our credit facility. For further discussion, see “Description of Other Indebtedness—Credit Facility.”

Subject to the restrictions in our credit facility and the indentures governing our outstanding series of senior notes, we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although our credit facility and the indentures governing our outstanding series of senior notes contain, and the indebtedness governing the notes will contain, restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

If we or any subsidiary guarantor incurs any additional indebtedness that ranks equally with the notes (or with a guarantee thereof), including trade payables, the holders of that indebtedness will be entitled to share ratably with noteholders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us or such subsidiary guarantor. This may have the effect of reducing the amount of proceeds paid to noteholders in connection with such a distribution.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our credit facility and the indentures governing our outstanding series of senior notes and the notes offered hereby have or will have restrictive covenants that could limit our financial flexibility.

The indentures governing our outstanding series of senior notes and our credit facility contain, and the indenture governing the notes offered hereby will contain, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our credit facility is subject to compliance with certain financial covenants, including maintenance of a quarterly ratio of total debt to consolidated earnings before interest expense, income taxes, depletion, depreciation, and amortization, exploration expense and other non-cash income and expenses to be no greater than 4.25 to 1.0. Our credit facility also includes other restrictions that, among other things, limit our ability to incur certain additional indebtedness and certain types of liens, to effect mergers and sales or transfer of assets and to pay cash dividends.

The indentures governing our outstanding senior notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock or subordinated indebtedness;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens that secure debt;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

The indenture governing the notes offered hereby will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to create liens that secure debt and our ability to merge or consolidate with another company.

See “Description of Other Indebtedness” and “Description of the Notes.” Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay planned investments and capital expenditures, or to sell assets, seek additional financing in the debt or equity markets or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facility and the indentures governing our outstanding series of senior notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could have realized from them and any proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our debt service obligations.

As of March 31, 2018, after giving effect to the transactions described under “Capitalization,” we would have had total consolidated indebtedness of approximately $             billion, consisting of (i) $600 million aggregate principal amount of our 4.375% senior notes due 2025 (the “2025 notes”), (ii) $1 billion aggregate principal amount of our 3.75% senior notes due 2027 (the “2027 notes”), (iii) $800 million aggregate principal amount of our 4.875% senior notes due 2047 (the “2047 notes”), (iv) the 2028 notes, (v) the 2048 notes and (vi) $              million of indebtedness under our credit facility. The subsidiary guarantors would have had total indebtedness of approximately $             billion, consisting of their guarantees of the 2025 notes, the 2027 notes, the 2047 notes, the 2028 notes, the 2048 notes and our borrowings under our credit facility, excluding intercompany indebtedness. We also would have had commitments available to be borrowed under our credit facility of an additional $            billion as of March 31, 2018.

Your right to receive payments on the notes will be effectively subordinated to the right of any lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and the guarantors’ obligations under their guarantees of the notes will be unsecured. Currently, our credit facility is also unsecured; however, if the “Investment Grade Period” under our credit facility terminates, our obligations thereunder and each guarantor’s obligations under its guarantee of our credit facility would again be secured by a security interest in substantially all of our oil and natural gas properties and the equity interests of certain of our subsidiaries. See “Description of Other Indebtedness—Credit Facility.”

If we are declared bankrupt or insolvent, or if we default under our credit facility, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness at a time when it is secured by our assets, the lenders thereunder could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, in such circumstances if the lenders foreclosed and sold the pledged equity interests in any guarantor, then such guarantor would be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by the equity interests in any such guarantor or by any of our other assets, it is possible that there would be no assets from which your claims could be satisfied or, if any assets existed, they might be insufficient to satisfy your claims in full.

Our ability to repay our debt, including the notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct all of our operations. Accordingly, repayment of our indebtedness, including the notes, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Certain of our existing subsidiaries on the date of completion of this offering will guarantee our obligations under the notes. See “Description of the Notes—Subsidiary Guarantees.” Unless they guarantee the notes, any of our future subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing our outstanding series of senior notes limit the ability of our subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to waiver and certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the notes.

Claims of noteholders will be structurally subordinated to claims of creditors of any of our future subsidiaries that do not guarantee the notes.

We conduct all of our operations through our subsidiaries. Subject to certain limitations, the indentures governing our outstanding series of senior notes permit us, and the indenture governing the notes will permit us, to form or acquire certain subsidiaries that are not guarantors of the notes and to permit such non-guarantor subsidiaries to acquire assets and incur indebtedness, and noteholders would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of the guarantors as equity, and thus be available to satisfy our obligations under the notes and other claims against us or the guarantors.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our other indebtedness, including a default under our credit facility or the indentures governing our outstanding series of senior notes, that is not waived, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including covenants in the instruments governing our indebtedness (including covenants in our credit facility and the indentures governing our outstanding series of senior notes and the notes), we could be in default under the terms of the agreements governing such indebtedness, including our credit facility and the indentures governing our outstanding series of senior notes and the notes. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers under our credit facility to avoid being in default. If we breach our covenants under our credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control triggering event.

If a change of control triggering event occurs with respect to either series of the notes, then we may be required to offer to repurchase all outstanding notes of that series at 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of the notes of either series will be our available cash or cash generated from the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity or debt securities. We may not be able to repurchase the notes of either series upon a change of control triggering event because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control triggering event. Our failure to repurchase the notes of either series upon a change of control triggering event would cause a default under the indenture governing such notes and could lead to a cross default under our credit facility.

Federal bankruptcy and state fraudulent transfer laws and other limitations may preclude the recovery of payments under the guarantees.

Certain of our current subsidiaries will guarantee the notes, and following the consummation of the RSP Acquisition, we expect each of RSP and its subsidiaries to guarantee the notes. Federal bankruptcy and state fraudulent transfer laws permit a court, if it makes certain findings, to avoid all or a portion of the obligations of the guarantors pursuant to their guarantees of the notes, or to subordinate any such guarantor’s obligations under such guarantee to claims of its other creditors, reducing or eliminating the noteholders’ ability to recover under such guarantees. Although laws differ among jurisdictions, in general, under applicable fraudulent transfer or conveyance laws, a guarantee could be voided as a fraudulent transfer or conveyance if (1) the guarantee was incurred with the intent of hindering, delaying or defrauding creditors; or (2) the guarantor received less than reasonably equivalent value or fair consideration in return for incurring the guarantee and, in the case of (2) only, one of the following is also true:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee or subsequently became insolvent for other reasons;

•	the incurrence of the guarantee left the guarantor with an unreasonably small amount of capital to carry on the business; or

•	the guarantor intended to, or believed that it would, incur debts beyond its ability to pay such debts as they mature.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

An established trading market for the notes does not currently exist and may not develop.

Each of the 2028 notes and the 2048 notes represents a series of securities for which there is currently no established trading market. The notes will not be listed on any securities exchange or any automated dealer quotation system. There can be no assurance that an established trading market for the notes of either series will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes of either series, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes of each series will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any established trading market that develops for the notes of either series may not be as robust as desired and would be affected by many factors independent of and in addition to the foregoing, including the:

•	time remaining to the maturity of such notes;

•	outstanding amount of such notes;

•	terms related to optional redemption of such notes; and

•	level, direction and volatility of market interest rates.

If an established trading market does not develop or is not maintained for the notes of either series, the market price and liquidity of such notes may be adversely affected.

USE OF PROCEEDS

We expect to receive approximately $         million from the sale of the notes in this offering, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds of this offering, following the closing of the RSP Acquisition, to redeem all of the RSP notes for approximately $1.2 billion and to repay a portion of the outstanding indebtedness under RSP’s existing credit facility, under which RSP had outstanding borrowings of $445 million as of March 31, 2018. Pending the application of the net proceeds in the manner set forth in the previous sentence, we intend to invest the net proceeds from this offering primarily in cash, cash equivalents and U.S. government securities. Following the closing of this offering and the use of proceeds therefrom, we expect to repay all remaining borrowings outstanding under RSP’s existing credit facility with borrowings under our credit facility.

This offering is not conditioned upon the completion of the RSP Acquisition, but if the RSP Acquisition has not closed by December 31, 2018 we will be required to redeem the notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the redemption date. See “Description of the Notes—Special Mandatory Redemption.” If we are required to redeem the notes, we may use a portion of the net proceeds from this offering to partially pay the redemption price of the notes redeemed in the special mandatory redemption. We can provide no assurances that the RSP Acquisition will occur in the anticipated timeframe, or at all, or on the terms set forth in the Acquisition Agreement, or that the anticipated benefits of the RSP Acquisition will be realized.

CAPITALIZATION

The following table sets forth our unaudited capitalization at March 31, 2018:

•	on an actual basis;

•	on a pro forma as adjusted basis to give effect to the closing of the RSP Acquisition; and

•	on a pro forma as further adjusted basis to give effect to the issuance of the notes offered hereby and the repayment of RSP’s indebtedness as set forth under “Use of Proceeds.”

	March 31, 2018
(in millions, except share amounts)	Actual	As Adjusted (a)	As Further Adjusted
Cash and cash equivalents	$—	$34	$

Long-term debt:
Credit facilities	$—	$445	$		(b)(c)
4.375% senior notes due 2025	600	600		600
3.75% senior notes due 2027	1,000	1,000		1,000
4.875% senior notes due 2047	800	800		800
5.25% senior notes due 2025	—	466		—	(c)
6.625% senior notes due 2022	—	733		—	(c)
2028 notes offered hereby	—	—
2048 notes offered hereby	—	—
Unamortized original issue discount	(5)	(5)
Senior notes issuance costs, net	(25)	(25)			(d)

Total long-term debt	$2,370	$4,014	$

Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 149,870,242 shares issued (actual) and 200,885,797 shares issued (as adjusted and as further adjusted)	$—	$—		$—
Additional paid-in capital	7,159	14,164		14,164
Retained earnings	2,675	2,587		2,573	(e)
Treasury stock, at cost; 799,644 shares (actual, as adjusted and as further adjusted)	(96)	(96)		(96)

Total stockholders’ equity	$9,738	$16,655		$16,641

Total capitalization	$12,108	$20,669	$

(a)	Adjusted for the RSP Acquisition, which is explained in the unaudited pro forma combined financial statements incorporated by reference in this prospectus supplement and reflects the fair value of the RSP notes.

(b)	As of June 11, 2018, we had $6 million of outstanding borrowings under our credit facility, and RSP had $540 million of borrowings under its existing credit facility. Following the closing of this offering and the use of proceeds therefrom, we expect to repay all remaining borrowings outstanding under RSP’s existing credit facility with borrowings under our credit facility.

(c)

Assumes that all of the RSP 2025 notes will be redeemed at a redemption price of 100% of the principal amount plus the applicable premium, or approximately $482 million, and that all of the RSP 2022 notes will be redeemed at a redemption price of 104.969% of the principal amount, or approximately $735 million, but does not give effect to the payment of approximately $26 million of unpaid interest through the proposed redemption date of the RSP notes, of which $12 million is required to be paid on July 15, 2018.

(d)	Gives effect to the recording of approximately $ million of debt issuance costs related to the notes offered hereby.

(e)	Reflects a decrease (net of related income taxes) associated with the call premiums on the redemption of the RSP notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

Our credit facility has a maturity date of May 9, 2022. As of June 11, 2018, we had $6 million of outstanding borrowings under the credit facility. As of March 31, 2018, we had no borrowings outstanding under the credit facility. We have aggregate commitments from our bank group of $2.0 billion.

Certain of our existing subsidiaries guarantee our borrowings under the credit facility.

Advances on the credit facility bear interest, at our option, based on (i) the prime rate of JPMorgan Chase Bank or (ii) the London Interbank Offered Rate. We pay commitment fees on the unused portion of the available commitment, depending on utilization of the commitments.

On September 8, 2017, we elected to enter into an Investment Grade Period under our credit facility, which had the effect of releasing all collateral formerly securing the facility. An amendment in April 2017 lowered the corporate ratings floor sufficient to terminate automatically an Investment Grade Period under our credit facility from (i) “Ba1” to “Ba2” for Moody’s Investors Service, Inc. and (ii) “BB+” to “BB” for S&P Global Ratings. Prior to our election of an Investment Grade Period, our obligations under the credit facility were secured by a first lien on substantially all of our oil and natural gas properties and by a pledge of the equity interests in our subsidiaries. If the Investment Grade Period under the credit facility terminates (whether automatically or by our election), the credit facility will once again be so secured.

The credit facility contains various restrictive covenants and compliance requirements, which include:

•	maintenance of certain financial ratios, including maintenance of a quarterly ratio of total debt to consolidated earnings before interest expense, income taxes, depletion, depreciation, and amortization, exploration expense and other non-cash income and expenses to be no greater than 4.25 to 1.0, and during an Investment Grade Period, if we do not have both a rating of Baa3 or better from Moody’s Investors Service and a rating of BBB- or better from S&P Global Ratings, maintenance of a quarterly ratio of PV-9 of our oil and gas properties reflected in our most recently delivered reserve report to total debt to be no less than 1.50 to 1.0;

•	limits on the incurrence of additional indebtedness and certain types of liens;

•	restrictions as to mergers, combinations and dispositions of assets; and

•	restrictions on the payment of cash dividends.

At March 31, 2018, we were in compliance with all of the covenants under the credit facility.

4.375% Senior Notes due 2025

In December 2016, we issued $600 million aggregate principal amount of the 2025 notes. The 2025 notes are fully and unconditionally guaranteed on a senior unsecured basis by certain of our subsidiaries. The 2025 notes mature on January 15, 2025, and interest is paid in arrears semi-annually on January 15 and July 15.

We may redeem some or all of the 2025 notes at any time on or after January 15, 2020 at the redemption prices specified in the indenture governing the 2025 notes. If we sell certain assets or experience specific kinds of change of control, each as described in the indenture governing the 2025 notes, each holder of the 2025 notes will have the right to require us to repurchase the 2025 notes at a purchase price described in the indenture plus accrued and unpaid interest, if any, to the date of the repurchase.

The 2025 notes are our senior unsecured obligations, and rank equally in right of payment with all of our existing and future senior debt, and rank senior in right of payment to all of our future subordinated debt. The 2025 notes would be effectively subordinated to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the indebtedness and other liabilities of any future subsidiary that does not guarantee the notes.

The indenture governing the 2025 notes restricts our ability and the ability of certain of our subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity or subordinated indebtedness; (iii) make certain investments; (iv) use assets as collateral in other transactions; (v) sell certain assets or merge with or into other companies; and (vi) enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications.

The indenture governing the 2025 notes contains customary events of default, including:

•	default in any payment of interest on any of the 2025 notes when due, continued for 30 days;

•	default in the payment of principal of or premium, if any, on any of the 2025 notes when due;

•	failure by us to comply with our obligations under the indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to our other indebtedness and the indebtedness of our Restricted Subsidiaries (as defined in such indenture) in the aggregate principal amount of $125 million or more;

•	certain events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary (as defined in such indenture) or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

•	failure by us or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay certain final judgments aggregating in excess of $125 million within 60 days; and

•	any subsidiary guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect, is declared null and void in a judicial proceeding or is denied or disaffirmed by its maker.

If an event of default under the indenture governing the 2025 notes occurs and is continuing, the trustee under the indenture or the holders of at least 25% in principal amount of the outstanding 2025 notes may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on the 2025 notes to be due and payable, or, in the case of certain events of default relating to bankruptcy, insolvency or reorganization, those amounts will automatically become immediately due and payable.

At March 31, 2018, we were in compliance with our covenants in the indenture governing the 2025 notes.

3.750% Senior Notes due 2027

In September 2017, we issued $1 billion aggregate principal amount of the 2027 notes. The 2027 notes are fully and unconditionally guaranteed on a senior unsecured basis by certain of our subsidiaries. The 2027 notes mature on October 1, 2027, and interest is paid in arrears semi-annually on April 1 and October 1.

We may, at our option, redeem all or part of the 2027 notes at any time prior to July 1, 2027 at a “make-whole” redemption price, and at any time on or after such date, at a redemption price equal to 100% of the principal amount of the 2027 notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

The 2027 notes are our senior unsecured obligations, and rank equally in right of payment with all of our existing and future senior debt, and rank senior in right of payment to all of our future subordinated debt. The 2027 notes would be effectively subordinated to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the indebtedness and other liabilities of any future subsidiary that does not guarantee the notes.

The indenture governing the 2027 notes restricts our ability and the ability of certain of our subsidiaries to, among other things, create liens that secure debt or merge or consolidate with or into other companies. These and other covenants are subject to a number of important exceptions and qualifications.

The indenture governing the 2027 notes contains substantially the same events of default as the indenture governing the 2025 notes. Please see “—4.375% Senior Notes due 2025.”

At March 31, 2018, we were in compliance with our covenants in the indenture governing the 2027 notes.

4.875% Senior Notes due 2047

In December 2016, we issued $800 million aggregate principal amount of the 2047 notes. The 2047 notes are fully and unconditionally guaranteed on a senior unsecured basis by certain of our subsidiaries. The 2047 notes mature on October 1, 2047, and interest is paid in arrears semi-annually on April 1 and October 1.

We may, at our option, redeem all or part of the 2047 notes at any time prior to April 1, 2047 at a “make-whole” redemption price, and at any time on or after such date, at a redemption price equal to 100% of the principal amount of the 2047 notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

The 2047 notes are our senior unsecured obligations, and rank equally in right of payment with all of our existing and future senior debt, and rank senior in right of payment to all of our future subordinated debt. The 2047 notes would be effectively subordinated to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the indebtedness and other liabilities of any future subsidiary that does not guarantee the notes.

The indenture governing the 2047 notes contains substantially the same covenants as the indenture governing the 2027 notes and substantially the same events of default as the indenture governing the 2025 notes. Please see “—4.375% Senior Notes due 2025” and “—3.750% Senior Notes due 2027.”

At March 31, 2018, we were in compliance with our covenants in the indenture governing the 2047 notes.

DESCRIPTION OF THE NOTES

We will issue the 2028 notes and the 2048 notes under the indenture dated as of September 18, 2009 (the “base indenture”), as supplemented and amended by a supplemental indenture to be entered into at the closing of this offering with respect to each series of the notes (the base indenture, as so supplemented and amended, the “Indenture”), among us, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). In this “Description of the Notes,” we refer to the 2028 notes and the 2048 notes collectively as the “Notes.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Concho Resources Inc. and not to any of its subsidiaries. You will find the definitions of some other capitalized terms used in this “Description of the Notes” under the heading “—Certain Definitions.”

The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of the 2028 notes and the 2048 notes in this offering will be limited to $         million and $         million, respectively. We may issue an unlimited principal amount of additional 2028 notes or 2048 notes in the future (the “Additional Notes”), as well as debt securities of other series. Any Additional Notes of either series will be part of the same series as the Notes that we are currently offering and will vote on all matters with the holders of the Notes of such series; provided that if any Additional Notes are not fungible with the Notes of the same series for federal income tax purposes, such Additional Notes will be issued with a separate CUSIP number. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.

This “Description of the Notes,” taken together with the “Description of Debt Securities” included in the accompanying base prospectus, is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this “Description of the Notes” and such “Description of Debt Securities” is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. This “Description of the Notes” supersedes the “Description of Debt Securities” in the accompanying base prospectus to the extent it is inconsistent with such “Description of Debt Securities.”

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders of Notes will have rights under the Indenture, and all references to “holders” in this “Description of the Notes” are to registered holders of Notes.

General

The Notes. The Notes of each series will:

•	be general unsecured, senior obligations of the Company;

•	mature on , 2028 in the case of the 2028 notes and , 2048 in the case of the 2048 notes;

•	be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

•	be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form as described under “Book-entry, Delivery and Form”;

•	rank senior in right of payment to all future subordinated indebtedness of the Company;

•	rank equally in right of payment to all existing and future senior indebtedness of the Company, without giving effect to collateral arrangements, including the 2025 notes, 2027 notes, 2047 notes and borrowings under the Credit Agreement;

•	be initially unconditionally guaranteed on a senior unsecured basis by each current Subsidiary of the Company as described under “—Subsidiary Guarantees”;

•	effectively rank junior to all future secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness; and

•	rank structurally junior to the indebtedness and other obligations of our future non-guarantor subsidiaries, if any.

Interest. Interest on the Notes of each series will:

•	accrue at the rate of % per annum in the case of the 2028 notes and % per annum in the case of the 2048 notes;

•	accrue from the Issue Date or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on and commencing on , 2018, in the case of the 2028 notes, and on and commencing on , 2018 in the case of the 2048 notes;

•	in the case of the 2028 notes, be payable to the holders of record on the and immediately preceding the related interest payment dates, and in the case of the 2048 notes, be payable to the holders of record on the and immediately preceding the interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment. The Company will pay interest on overdue principal of the Notes at the above rate, and overdue installments of interest at such rate, to the extent lawful.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, and premium, if any, and interest on, the Notes at the office or agency designated by the Company in the City and State of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered addresses as they appear in the registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and its corporate trust office in Dallas, Texas to act as our registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

We will pay principal of, and premium, if any, and interest on, all Notes in global form that are registered in the name of the nominee of The Depository Trust Company (“DTC”) in immediately available funds to DTC, as the registered holder (through its nominee) of such global Note.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to register the transfer of or exchange any Note selected for redemption. Also, the Company is not required to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

The Notes of each series will be redeemable, in whole or in part, at our option at any time and from time to time prior to maturity. If we redeem the Notes of either series before the applicable Par Call Date, such Notes may be redeemed at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would have been due if the Notes matured on the applicable Par Call Date (not including any portion of those payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming 360-day years, each consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus              basis points in the case of the 2028 notes and              basis points in the case of the 2048 notes, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If we redeem the Notes of either series on or after the applicable Par Call Date, the redemption price will equal 100.0% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a Stated Maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the Stated Maturity date of the Notes were the applicable Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable Stated Maturity to the Remaining Life of the Notes.

“Comparable Treasury Price” means, with respect to any date of redemption (a) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Par Call Date” means              (             months prior to the Stated Maturity of the 2028 notes) in the case of the 2028 notes, and              (             months prior to the Stated Maturity of the 2048 notes) in the case of the 2048 notes.

“Quotation Agent” means a Primary Treasury Dealer (as defined below) appointed by us.

“Reference Treasury Dealer” means (i) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, and their respective successors, and (ii) one other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) selected by us; provided, however, if any of the foregoing ceases to be a Primary Treasury Dealer, we shall substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

Special Mandatory Redemption

Upon the occurrence of the earlier of the following two events (each, a “Special Mandatory Redemption Trigger Event”), the Company will redeem all of the Notes of both series (the “Special Mandatory Redemption”) at a redemption price equal to 101% of the applicable principal amount of the Notes of such series plus accrued and unpaid interest to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date):

•	December 31, 2018, if the RSP Acquisition has not been consummated on or prior to such date; or

•	the termination of the Acquisition Agreement prior to the consummation of the RSP Acquisition.

Within ten days after the occurrence of a Special Mandatory Redemption Trigger Event, notice of the Special Mandatory Redemption will be sent by the Company to each holder at its registered address and the Trustee, stating that a Special Mandatory Redemption Trigger Event has occurred and that all of the Notes will be redeemed on the redemption date set forth in such notice (which redemption date will be no earlier than 15 days and no later than 30 days from the date such notice is sent).

Selection and Notice

If the Company is redeeming less than all of the outstanding Notes of either series, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis (or, in the case of Notes in global form, Notes will be selected for redemption using the method prescribed by DTC), although no Note of $2,000 in original principal amount or less will be redeemed in part. Notices of redemption will be mailed by first-class mail (or sent electronically, if DTC is the recipient) at least 20 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a legal defeasance or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the partially redeemed Note. On and after the redemption date, interest will cease to accrue on Notes or the portion of them called for redemption unless we default in the payment thereof. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except in the circumstances set forth above under the caption “—Special Mandatory Redemption” and below under the caption “—Change of Control,” we are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

We may acquire Notes by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. However, other existing or future agreements of the Company may limit the ability of the Company or its Subsidiaries to purchase Notes prior to maturity.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated, including indebtedness incurred under our Credit Agreement, will be effectively subordinated to any of our future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to all liabilities of any of our future Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any secured indebtedness, the assets of the Company and its Subsidiary Guarantors that secure the secured indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all secured indebtedness has been repaid in full from such assets. In addition, in the event of bankruptcy, liquidation, reorganization or other winding up of a non-guarantor Subsidiary, the assets of such Subsidiary will be available to pay obligations on the Notes only after all obligations of such Subsidiary have been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

At March 31, 2018, on an as further adjusted basis giving effect to the transactions described under “Capitalization”:

•	we would have had total consolidated indebtedness of approximately $ billion (including the Notes), all of which would have ranked equally with the Notes; and

•	of our total indebtedness, we would have had $ million of outstanding borrowings under our Credit Agreement, and we would have had commitments available to be borrowed under our Credit Agreement of an additional $ billion.

Subsidiary Guarantees

Certain Subsidiaries of the Company will be Subsidiary Guarantors. The Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis our obligations under the Notes and all of our other obligations under the Indenture. The obligations of Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other indebtedness of such Subsidiary Guarantor, except to the extent such other indebtedness is expressly subordinate to the obligations arising under its Subsidiary Guarantee. Following the consummation of the RSP Acquisition, we expect each of RSP and its subsidiaries to be a Subsidiary Guarantor.

At March 31, 2018, on an as further adjusted basis giving effect to the transactions described under “Capitalization,” including the RSP Acquisition, the Subsidiary Guarantors would have had approximately $         billion of outstanding long-term debt, all of it consisting of their guarantees of the 2025 notes, the 2027 notes, the 2047 notes, the notes and our borrowings under the Credit Agreement, and we would have had additional availability of $         billion under our Credit Agreement.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See “Risk Factors—Risks Related to the Notes—Federal bankruptcy and state fraudulent conveyance laws and other limitations may preclude the recovery of payments under the guarantees.” If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including Guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. If the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee were avoided, holders of Notes would have to look to the assets of any remaining Subsidiary Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of a sufficient amount of its Capital Stock so that it no longer qualifies as a “Subsidiary” of ours or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving entity in such transaction to a Person which is not the Company or a Subsidiary of the Company, such Subsidiary Guarantor will be released automatically from its obligations under its Subsidiary Guarantee.

In addition, a Subsidiary Guarantor will be released automatically from its obligations under the Indenture and its Subsidiary Guarantee, (i) upon the release or discharge of its Guarantee of any Indebtedness of the Company under a Credit Facility, except a release or discharge by or as a result of payment under such Guarantee, or (ii) in connection with any covenant defeasance, legal defeasance or satisfaction and discharge of the Notes as provided below under the captions “—Defeasance” and “—Satisfaction and Discharge.”

Change of Control

If a Change of Control Triggering Event occurs with respect to either series of the Notes, each holder will have the right, except as described below, to require the Company to repurchase all or any part (no Note of a principal amount of $2,000 or less will be repurchased in part) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event with respect to either series of the Notes, unless we have previously or concurrently exercised our right to redeem all of such series of the Notes as described under “—Optional Redemption,” we will send a notice (the “Change of Control Offer”) to each holder of such Notes, with a copy to the Trustee, stating:

(1) that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that holders electing to have any Notes in certificated form purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that holders will be entitled to withdraw their tendered Notes and their election to require us to purchase such Notes, provided that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if we are repurchasing a portion of the Note of any holder, the holder will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered, provided that the unpurchased portion of the Note must be equal to a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess of $2,000; and

(8) the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (no Note of a principal amount of $2,000 or less will be repurchased in part) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail or deliver to each holder of Notes accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain provisions that permit the holders to require that the Company or any of its Subsidiaries repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event with respect to either series of the Notes if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all such Notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption with respect to such Notes has been given pursuant to the Indenture as described above under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, we have made an offer to purchase (an “Alternate Offer”) any and all such Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all such Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of a Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under in the Indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Credit Agreement. In addition, certain events that may constitute a change of control under the Credit Agreement and cause a default under that agreement will not constitute a Change of Control under the Indenture. Future indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, our future indebtedness may prohibit the Company’s prepayment or repurchase of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the indebtedness under the Credit Agreement and any other indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control Triggering Event, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Credit Agreement.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes of the applicable series validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of such Notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 20 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all such Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. The Change of Control purchase feature is a result of negotiations between the underwriters and us. We have no current intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Except for the limitations contained in the covenant described under “—Certain Covenants—Limitations on Liens,” however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of a Person. As a result, it may be unclear as to whether a Change of Control Triggering Event has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes of either series as a result of a Change of Control Triggering Event may be waived or modified or terminated with the consent of the holders of a majority in principal amount of the Notes of that series then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), whether before or after the occurrence of such Change of Control Triggering Event.

Certain Covenants

Limitation on Liens

The Company (1) will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume any Indebtedness secured by any Liens (other than Permitted Liens) upon any Principal Property of the Company or any Restricted Subsidiary and (2) will not, and will not permit any Subsidiary to, create, incur or assume any Indebtedness secured by any Liens (other than Permitted Liens) upon the Capital Stock of any Restricted Subsidiary, unless (as to each of clauses (1) and (2)) the Notes or the Subsidiary Guarantee (if any) of such Subsidiary, as applicable (together with, if the Company shall so determine, any other Indebtedness of the Company or such Subsidiary that is not subordinate in right of payment to the prior payment in full of the Notes) is equally and ratably secured for so long as such Indebtedness shall be so secured; provided that if such Indebtedness is expressly subordinated to the Notes or a Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or such Subsidiary Guarantee. Notwithstanding the preceding provisions, the Company or any Subsidiary may create, incur or assume Indebtedness secured by Liens (other than Permitted Liens) if the aggregate principal amount of such Indebtedness and all other Indebtedness of the Company and any Subsidiary theretofore created, incurred or assumed pursuant to this exception in this covenant and outstanding at such time does not exceed the greater of (i) $4.0 billion or (ii) 15% of the Adjusted Consolidated Net Tangible Assets of the Company.

Provision of Financial Information

The Indenture will provide that, whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the holders of the Notes without cost to any holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes without cost to any holder as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

The availability of the foregoing materials on the SEC’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations under this covenant with respect to reports and other financial information relating to the Company by furnishing reports and other financial information relating to such parent company; provided that the same is accompanied by consolidating information, in the form of financial statement footnotes or otherwise, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner any information or report required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing or filing such information or report as contemplated by this covenant (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of the holders under “—Events of Default” if the principal, premium, if any, and interest have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of their covenants described herein (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with the covenants described herein or to determine whether such reports, information or other documents are available on the SEC’s website or any other Person’s website.

Merger and Consolidation

The Company will not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or sell, lease, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) if the Company is not the Successor Company, each Subsidiary Guarantor (unless it is the other party to such transaction, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes shall continue to be in effect; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of one or more Subsidiaries of the Company, which assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and its predecessor Company, except in the case of a lease of all or substantially all its assets, will be released from all obligations under the Indenture and the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the assets of a Person.

Future Subsidiary Guarantors

The Company will cause each Wholly-Owned Subsidiary of the Company (other than a Foreign Subsidiary) that is not already a Subsidiary Guarantor that Guarantees any Indebtedness of the Company under a Credit Facility to execute and deliver to the Trustee within 30 days a supplemental indenture (in the form specified in the Indenture) pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, and premium, if any, and interest on, the Notes on a senior basis.

Events of Default

Each of the following is an “Event of Default” with respect to the Notes of either series:

(1) default in any payment of interest on any Note of that series when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note of that series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligations under the covenant described under “—Certain Covenants—Merger and Consolidation”;

(4) failure by the Company to comply for 30 days (or 180 days in the case of a Reporting Failure) after notice as provided below with any of its obligations under the covenants described under “—Special Mandatory Redemption” or “—Change of Control” above or under the covenants described under “—Certain Covenants” above (in each case, other than a failure to purchase Notes of that series which will constitute an Event of Default under clause (2) above and other than a failure to comply with the covenant described under “—Certain Covenants—Merger and Consolidation” which is covered by clause (3));

(5) failure by the Company to comply for 60 days (other than an agreement, default or compliance failure that is specifically dealt with elsewhere in this “—Events of Default”) after notice as provided below with its other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (including any Indebtedness the payment of which is Guaranteed by the Company or any of its Subsidiaries), other than Indebtedness owed to the Company or a Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity (the “cross acceleration provision”); and, in each case, the principal amount of any such

Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $150.0 million or more;

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by the Company or any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $150.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect (the “judgment default provision”); or

(9) any Subsidiary Guarantee respecting the Notes of that series of a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Subsidiaries) would constitute a Significant Subsidiary, denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes of the applicable series notify the Company in writing and, in the case of a notice given by the holders, the Trustee of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

An Event of Default with respect to the Notes of either series will not necessarily constitute an Event of Default with respect to the other series of the Notes or any other series of our senior notes that may be outstanding.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs with respect to either series of the Notes and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes of that series by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, and premium, if any, and accrued and unpaid interest, if any, on, all the Notes of that series to be due and payable. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, and premium, if any, and accrued and unpaid interest, if any, on, all the Notes of each series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes of either series may rescind any such acceleration with respect to the Notes and its consequences if, among other requirements, (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default with respect to the Notes of that series, other than the nonpayment of the principal of, and premium, if any, and interest on, such Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred with respect to either series of the Notes and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (1) the Indebtedness that is the subject of such Event of Default has been repaid or (2) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, in each case within 20 days after the declaration of acceleration with respect thereto, and (3) any other existing Events of Default with respect to the Notes of that series, except nonpayment of principal, premium or interest on the Notes of that series that became due solely because of the acceleration of the Notes of that series, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee if an Event of Default occurs with respect to either series of the Notes and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes of that series unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes of either series unless:

(1) such holder has previously given the Trustee written notice that an Event of Default of the Notes of that series is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes of that series have made a written request to the Trustee to pursue the remedy;

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes of that series have not waived such Event of Default or otherwise given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes of that series. If an Event of Default has occurred with respect to either series of the Notes and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his own affairs under the circumstances. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs with respect to either series of the Notes and is continuing and is known to the Trustee, the Trustee must send to each holder of the Notes of that series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold such notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the relevant holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default with respect to either series of the Notes that occurred during the previous year. The Company also will be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the Notes may be amended with respect to each series of the Notes with the consent of the holders of a majority in principal amount of the Notes of that series then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes of that series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the principal amount of Notes whose holders must consent to an amendment or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note as described above under “—Optional Redemption,” or change the time at which any Note may be redeemed (except provisions relating to minimum required notice of optional redemption) as described above under “—Optional Redemption”;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder to receive payment of the principal of, and premium, if any, and interest on, such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes; or

(9) make any change to or modify the ranking of the Notes that would adversely affect the holders.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture and the Notes with respect to each series of the Notes to:

(1) cure any ambiguity, omission, defect, mistake or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended);

(4) add guarantors with respect to the Notes, including Subsidiary Guarantors, or evidence the release of a Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the applicable provisions of the Indenture;

(5) secure the Notes or Subsidiary Guarantees;

(6) add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders or surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(7) make any change that does not adversely affect the rights of any holder; provided, however, that any change to conform the Indenture to this “Description of the Notes” will not be deemed to adversely affect such legal rights;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(9) provide for the succession of a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the Indenture.

The consent of the holders will not be necessary under the Indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture requiring the consent of the holders of either series of the Notes becomes effective, the Company will send to the holders of the Notes of that series a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect in the notice will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the Notes of either series and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes of that series, to replace mutilated, destroyed, lost or stolen Notes of that series and to maintain a registrar and paying agent in respect of such Notes.

The Company at any time may terminate its obligations in relation to either series of the Notes that are described under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than clauses (1) and (4) of “—Merger and Consolidation”), the operation of the cross default upon a payment default, the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the Subsidiary Guarantee provision described in clause (9) under “—Events of Default” above and the limitations contained in clauses (2) and (3) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises its legal defeasance or its covenant defeasance option in respect of either series of the Notes, the Subsidiary Guarantees respecting such Notes that are in effect at such time will terminate.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option in respect of either series of the Notes, payment of the Notes of that series may not be accelerated because of an Event of Default with respect to such Notes. If the Company exercises its covenant defeasance option in respect of either series of the Notes, payment of the Notes of that series may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “—Events of Default” above or because of the failure of the Company to comply with clause (2) or (3) under “—Certain Covenants—Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants if such deposit includes any U.S. Government Obligations, without consideration of any reinvestment of interest, for the payment of principal of, and premium, if any, and interest on, the defeased Notes to redemption or Stated Maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the defeased Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes of either series issued thereunder, when either:

(1) all Notes of that series that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(2) all Notes of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for such purpose, cash in U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants if such deposit includes any U.S. Government Obligations, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes of that series not delivered to the Trustee for cancellation for principal and accrued interest to the date of Stated Maturity or redemption, and in each case certain other requirements set forth in the Indenture are satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive or release liabilities under federal securities laws.

Concerning the Trustee

Wells Fargo Bank, National Association will be the Trustee under the Indenture and will be appointed by the Company as registrar and paying agent with regard to the Notes of each series. Such bank is a lender under the Credit Agreement, and it also serves as trustee under the indentures for each series of the Company’s outstanding senior notes.

The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) while any Default exists it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee with such conflict or resign as Trustee.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquisition Agreement” means the Agreement and Plan of Merger, dated March 27, 2018, among the Company, RSP Merger Sub and RSP, as amended, modified or supplemented from time to time.

“Adjusted Consolidated Net Tangible Assets” of the Company means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and

(B) estimated proved oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year-end), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C) estimated proved oil and gas reserves produced or disposed of since such year-end, and

(D) estimated proved oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines, in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Company were year-end; provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s petroleum engineers;

(ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements;

(iii) the Net Working Capital of the Company and its Subsidiaries on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(iv) the greater of:

(A) the net book value of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements; provided, that, if no such appraisal has been performed the Company shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply; minus

(b) the sum of:

(i) Minority Interests;

(ii) any net gas balancing liabilities of the Company and its Subsidiaries reflected in the Company’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of the Company in accordance with clause (a)(iii) above of this definition);

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (but utilizing prices and costs calculated in accordance with SEC guidelines as if the end of the most recent fiscal quarter preceding the date of determination for which such information is available to the Company were year-end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the successful efforts method of accounting.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall not be deemed to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(3) the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the preceding, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by the Company solely for the purpose of changing the legal structure of the Company. In addition, notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) above if (i) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction, or (B) (1) immediately following that transaction, the holders of the Company’s Voting Stock immediately prior to that transaction are the beneficial owners, directly or indirectly, of more than 50% of the Voting Shares of such holding company and (2) immediately following that transaction, no Person becomes the Beneficial Owner of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to either series of the Notes, the occurrence of both a Change of Control and a Rating Decline with respect to the Notes of that series.

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of May 9, 2014, as amended, among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Credit Facility” means, with respect to the Company or any Subsidiary, one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Subsidiary Guarantor. The term “Guarantee” used as a verb has a corresponding meaning.

“holder” means a Person in whose name a Note is registered on the registrar’s books.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money, including that evidenced by bonds, debentures, notes or other similar instruments; and

(2) the principal component of Indebtedness of other Persons of the kind described in the preceding clause (1) of this definition to the extent Guaranteed by such Person.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include either Dollar-Denominated or Volumetric Production Payments.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) with a stable or better outlook by Moody’s; and

(2) BBB- (or the equivalent) with a stable or better outlook by S&P,

or, if either such entity ceases to make a rating on the Notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means the first date on which the Notes are issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Subsidiary that are not owned by the Company or a Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Working Capital” means (a) the sum of (i) all current assets of the Company and its Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, plus (ii) the amount of revolving credit borrowings available to be incurred under the Credit Agreement, less (b) all current liabilities of the Company and its Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to oil and gas properties, (ii) included in indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company.

“Oil and Gas Business” means:

(1) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbon and mineral properties or products produced in association with any of the foregoing;

(2) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(3) any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Company or its Subsidiaries, directly or indirectly, participate;

(4) any business relating to oil field sales and service; and

(5) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Liens” means, with respect to any Person:

(1) Liens existing on the Issue Date (excluding any Lien described in any other clause of this definition); provided that (i) such Lien shall not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property (plus improvements, accessions, proceeds, insurance, and dividends or distributions in respect thereof) securing such Lien on the Issue Date and (ii) such Lien shall secure only those obligations that it secures on the Issue Date, and refinancings with respect thereof;

(2) Liens on property or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien (i) may not extend to any other property owned by the Company or any Subsidiary (other than assets or property affixed or appurtenant thereto) and (ii) shall secure only those obligations that it secures on the date such Person becomes a Subsidiary, and refinancings with respect thereof;

(3) Liens on property at the time the Company or any of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens (i) may not extend to any other assets or property owned by the Company or any Subsidiary (other than assets or property affixed or appurtenant thereto) and (ii) shall secure only those obligations that it secures on the date of such acquisition, and refinancings with respect thereof;

(4) Liens securing the Notes, Subsidiary Guarantees and other obligations under the Indenture;

(5) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; and

(6) Liens in favor of the Company or any Subsidiary Guarantor.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any property interest in oil and gas reserves located in the United States owned by the Company or any Restricted Subsidiary that is capable of producing oil, condensate, natural gas, natural gas liquids or other similar Hydrocarbons in paying quantities, the net book value of which property interest or interests exceeds 2.0% of Adjusted Consolidated Net Tangible Assets of the Company, except any such property interest or interests that in the opinion of the Board of Directors of the Company is not of material importance to the total Oil and Gas Business conducted by the Company and its Subsidiaries taken as a whole.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, shall be selected by the Company and substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” shall be deemed to have occurred in relation to either series of the Notes if, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which period shall be extended so long as the rating of the Notes of that series is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes of that series), each of the Rating Agencies decreases its rating of the Notes of that series by one or more gradations (including gradations within categories as well as between rating categories) to a rating that is below its rating of the Notes of that series on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies. Notwithstanding the foregoing, if the Notes of the applicable series have an Investment Grade Rating by each of the Rating Agencies on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Ratings Agencies, then “Rating Decline” means a decrease in the ratings of the Notes of that series by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes of that series by each of the Rating Agencies falls below an Investment Grade Rating no later than 30 days following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the Notes of that series is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes of that series).

“Reporting Failure” means the failure of the Company to file with the SEC and make available or otherwise deliver to the Trustee and each holder of Notes, within the time periods specified in the covenant described under “—Certain Covenants—Provision of Financial Information” (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the periodic reports, information, documents or other reports which the Company may be required to file with the SEC pursuant to such provision.

“Restricted Subsidiary” means any Subsidiary of the Company that owns or leases, directly or indirectly through ownership of another Subsidiary, any Principal Property.

“RSP” means RSP Permian, Inc., a Delaware corporation.

“RSP Acquisition” means the merger of RSP Merger Sub with and into RSP pursuant to the Acquisition Agreement.

“RSP Merger Sub” means Green Merger Sub Inc., a Delaware corporation and a Wholly-Owned Subsidiary of the Company.

“S&P” means S&P Global Ratings or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of its Voting Stock or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, that is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified in the Indenture or the context indicates otherwise, each reference to a Subsidiary (other than in this definition) will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture (including any supplemental indenture thereto), and, collectively, all such Guarantees.

“Subsidiary Guarantors” means any Subsidiary of the Company that is a guarantor of the Notes, including any Person that is required after the Issue Date to guarantee the Notes pursuant to the “Future Subsidiary Guarantors” covenant, in each case until the Subsidiary Guarantee of such Person is released pursuant to the applicable provisions of the Indenture.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means a Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

Each of the 2028 notes and the 2048 notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

So long as DTC or its nominee is the registered owner of the global securities representing either series of the notes, DTC or such nominee will be considered the sole owner and holder of such notes for all purposes of the notes and the governing indenture. Except as provided below, owners of beneficial interests in either series of the notes will not be entitled to have such notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders of such notes under the governing indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to such indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue either series of the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in such notes;

•	all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of such notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes of each series. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry Format

Under the book-entry format, we or the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. None of us, any Subsidiary Guarantor, the trustee under the indenture governing your notes or any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We, the Subsidiary Guarantors and the trustee under the indenture governing your notes have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we, the

Subsidiary Guarantors and the trustee under the indenture governing your notes have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture governing your notes, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to its direct participant as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with their respective applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time zone differences, the securities account of a Clearstream, Luxembourg customer or Euroclear participant purchasing an interest in a global note from another customer or participant will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in a global note by or through a Clearstream, Luxembourg customer or Euroclear participant to another customer or participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and we have not appointed a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the relevant indenture and DTC has notified us and the trustee of its desire to exchange the global notes for certificated notes; or

•	subject to DTC’s rules, we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. We will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from its direct participants; and (3) all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary or its nominee, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

This discussion is limited to initial beneficial owners who (i) purchase the 2028 notes or 2048 notes for cash at their respective issue prices (i.e., the first price at which a substantial amount of such notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and, in either case, (ii) hold the notes as capital assets (generally, property held for investment).

This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	financial institutions;

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	brokers;

•	controlled foreign corporations and passive foreign investment companies;

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	entities that are tax-exempt for U.S. federal income tax purposes;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	persons whose RSP Notes are purchased or redeemed with proceeds from the notes; and

•	partnerships and other pass-through entities and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership considering an investment in the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

In certain circumstances (see “Description of the Notes—Special Mandatory Redemption” and “Description of the Notes—Change of Control”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

The following summary will apply to you if you are a U.S. holder of the notes. You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. It is expected, and the following discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized on such sale, redemption, exchange, retirement or other disposition (excluding any proceeds attributable to accrued but unpaid interest which will be taxable as ordinary interest income to the extent not previously included in income) and your adjusted tax basis in the note. The amount realized by you will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments if you fail to provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fail to establish an exemption from backup withholding, or if you have been notified by the IRS that (i) you failed to report in full payments of interest and dividend income or (ii) payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax is generally imposed on the lesser of (i) the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts or (ii) the excess of modified gross income for the taxable year over a certain threshold. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. You are urged to consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Interest on the Notes

Subject to the discussion of backup withholding and FATCA withholding below, payments to you of interest on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet such certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. (See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”) The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable); or

•	you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described above in “—Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder, but will not be subject to the tax described above under “Additional Tax on Net Investment Income” or U.S. withholding tax if certain certification requirements are satisfied. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest on a note if the certification described in “—Tax Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided or you otherwise establish an exemption.

Payment of the proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

FATCA

Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on payments of interest on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You are urged to consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN CONSIDERATIONS FOR ERISA AND

OTHER U.S. EMPLOYEE BENEFIT PLAN INVESTORS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

The following summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, liquidity, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, an underwriter, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of these statutory exemptions and PTCEs contain conditions and limitations on their application and do not provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. Accordingly, the fiduciary of a Plan that is considering acquiring and/or holding the notes in reliance on any of these (or any other) exemptions should carefully review the exemption and consult with its counsel to confirm that it is applicable. There can be no, and we do not provide any, assurance that any of these exemptions or any other exemption will be available with respect to the acquisition or holding of the notes, or that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

As described in this prospectus supplement, the underwriters may receive fees or other compensation as a result of a Plan’s acquisition of the notes. Accordingly, none of the underwriters are undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of the notes by any Plan.

Representations

By its acquisition and acceptance of a note (or any interest therein), each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the purchase, holding and subsequent disposition of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

In addition, each purchaser and transferee of the notes that is using the assets of a plan that is subject to ERISA or to Section 4975 of the Code (a “Benefit Plan Investor”) to acquire the notes and the fiduciary purchasing the notes on behalf of the Benefit Plan Investor (“Plan Fiduciary”) is deemed to represent and warrant by its acquisition of the notes that the decision to acquire the notes has been made by the Plan Fiduciary and the Plan Fiduciary is an “independent fiduciary with financial expertise” as described in 29 C.F.R. Section 2510.3-21(c)(1), meaning that the ERISA Plan (or other purchasers using assets of a Benefit Plan Investor to acquire the notes) and Plan Fiduciary specifically represent and warrant that:

1. The Plan Fiduciary is independent of us and the underwriters and either:

a. is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a U.S. state or U.S. federal agency;

b. is an insurance carrier which is qualified under the laws of more than one U.S. state to perform the services of managing, acquiring or disposing of assets of an “employee benefit plan” as defined in Section 3(3) of ERISA or “plan” described in Section 4975 of the Code;

c. is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the U.S. state in which it maintains its principal office and place of business;

d. is a broker-dealer registered under the Exchange Act; or

e. holds, or has under its management or control, total assets of at least U.S. $50 million (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is an individual directing his or her own individual retirement account or plan account or relative of such individual);

2. The Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition of the notes;

3. The Plan Fiduciary is a “fiduciary” with respect to the Benefit Plan Investor within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Benefit Plan Investor’s acquisition of the notes;

4. Neither we nor any of the underwriters have exercised any authority to cause the Benefit Plan Investor to invest in the notes or to negotiate the terms of the Benefit Plan Investor’s investment in the notes; and

5. The Plan Fiduciary has been informed by the Company and the underwriters:

a. that neither we nor any of the underwriters are undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the acquisition of the notes using the assets of the Benefit Plan Investor; and

b. of the existence and nature of the Company’s and the underwriters’ financial interests in the acquisition of the notes.

A Plan fiduciary considering the acquisition of notes should consult its legal advisors regarding the matters discussed above and other applicable legal requirements.

The foregoing discussion is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal amount of 2028 notes	Principal amount of 2048 notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Total	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

The underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such prices less a concession not in excess of     % of the principal amount of the 2028 notes and     % of the principal amount of the 2048 notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of     % of the principal amount of the 2028 notes and     % of the principal amount of the 2048 notes on sales to certain other brokers and dealers. After the initial offering, the public offering prices or any other term of the offering may be changed.

The following table summarizes the compensation to be paid by us to the underwriters.

	2028 notes		2048 notes
	Per 2028 note	Total 2028 notes	Per 2048 note	Total 2048 notes
Underwriting discount	%	$	%	$

The expenses of the offering, not including the underwriting discounts, are estimated at $4 million and are payable by us.

New Issue of Notes

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of either series of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for either series of the notes or that an established trading market for such notes will develop. If an established trading market for either series of the notes does not develop, the market price and liquidity of such notes may be adversely affected. If either series of the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect delivery of each series of the notes will be made against payment therefor on or about                 , 2018, which is the twelfth business day following the pricing of the notes (such settlement being referred to as “T+12”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade either series of the notes on the date of pricing or during the next nine succeeding business days will be required, by virtue of the fact that the notes will settle in T+12, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the 2028 notes or the 2048 notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes of either series than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes of the applicable series in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes of either series in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the applicable series of notes or preventing or retarding a decline in the market price of such notes. As a result, the price of such notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes of either series. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their affiliates may perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates under our credit facility. Specifically, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as syndication agent and a lender; JP Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as administrative agent, a lender, L/C issuer and swing line lender; and Wells Fargo Bank National Association, an affiliate of Wells Fargo Securities, LLC, serves as co-documentation agent and a lender. Certain of the underwriters also acted as underwriters in connection with the issuance of our outstanding notes and received customary compensation in connection therewith. In addition, certain of the underwriters or their affiliates are holders of the RSP Notes or lenders under RSP’s credit facility and, accordingly, may receive a portion of the proceeds of this offering pursuant to the repayment thereof with the proceeds of this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments of ours. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes:

a retail investor means a person who is one (or more) of:

A. a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

B. a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

C. not a qualified investor as defined in Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU and including any relevant implementing measure in each relevant member state (the “Prospectus Directive”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

The underwriters have represented and agreed that:

A. they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by them in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

B. they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the notes will be passed upon by Gibson, Dunn & Crutcher LLP, Houston, Texas, as our counsel. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Houston, Texas.

EXPERTS

Concho’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

RSP’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of Concho’s net oil and natural gas reserves and related information included or incorporated by reference in this prospectus supplement have been derived from reports prepared by Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc. All such information has been so included or incorporated by reference on the authority of such firms as experts regarding the matters contained in their reports.

Certain estimates of RSP’s net oil, natural gas and NGL reserves included in this prospectus supplement have been derived from reports prepared by Netherland, Sewell & Associates, Inc. All such information has been so included on the authority of said firm as experts regarding the matters contained in their reports.

PROSPECTUS

Concho Resources Inc.

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Guarantees of Debt Securities of Concho Resources Inc. by:

COG Acreage LP

COG Holdings LLC

COG Operating LLC

COG Production LLC

COG Realty LLC

Concho Oil & Gas LLC

Delaware River SWD LLC

Mongoose Minerals LLC

Quail Ranch LLC

We may offer and sell the securities listed above from time to time in one or more offerings of one or more classes or series. Any debt securities we offer pursuant to this prospectus may be fully and unconditionally guaranteed by certain of our subsidiaries.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” beginning on page 6 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CXO.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 14, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

We have not authorized any person to provide you with any information or represent anything about us other than what is contained in this prospectus, any prospectus supplement and any pricing supplement. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities offered hereunder, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in their entirety before investing in our securities.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Concho,” the “Company,” “we,” “us” or “our” are to Concho Resources Inc. and its subsidiaries.

THE COMPANY

We are an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Our core operations are primarily focused in the Permian Basin of southeast New Mexico and west Texas. Our legacy in the Permian Basin provides us a deep understanding of operating and geological trends. We are actively developing our resource base by utilizing extended length lateral drilling, enhanced completion techniques, multi-well pad locations and large-scale development projects throughout our four core operating areas: the Northern Delaware Basin, the Southern Delaware Basin, the Midland Basin and the New Mexico Shelf. Our strategy remains focused on development and exploration activities on our multi-year project inventory and pursuing acquisitions that meet our strategic and financial objectives.

Our principal executive offices are located at One Concho Center, 600 W. Illinois Avenue, Midland, Texas 79701, and our telephone number at that address is (432) 683-7443. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CXO.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 001-33615) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.

Our filings are also available to the public through the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents that we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement for our 2018 Annual Meeting of Stockholders filed on April 5, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

•	our Current Reports on Form 8-K filed on January 4, 2018, February 20, 2018, March 28, 2018, April 30, 2018, May 1, 2018, May 18, 2018 and June 14, 2018 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K);

•	the following information in the Final Joint Proxy Statement/Prospectus filed on June 7, 2018: “Unaudited Pro Forma Combined Financial Statements” (appearing on pages 163-176); and

•	the description of our common stock contained in our registration statement on Form 8-A filed on July 23, 2007, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

These reports contain important information about us, our financial condition and our results of operations.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We also incorporate by reference the following information included in documents filed by RSP Permian, Inc., a Delaware corporation (“RSP”), with the SEC (SEC File No. 001-36264):

•	Part II, Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 27, 2018; and

•	Part I, Item 1 of the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 2, 2018.

You may request a copy of our filings at no cost by writing or telephoning us at the following address and telephone number:

Concho Resources Inc.

One Concho Center

600 W. Illinois Avenue

Midland, Texas 79701

Attention: General Counsel

(432) 683-7443

We also maintain a website at www.concho.com. The information on our website, however, is not part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements and information contained in or incorporated by reference into this prospectus that express a belief, expectation, or intention, or that are not statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements include statements, projections and estimates concerning our future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditures, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities, potential financing and our proposed acquisition of RSP (the “RSP Acquisition”). Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “will,” “goal” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements are not guarantees of performance. We have based these forward-looking statements on our current expectations and assumptions about future events and their potential effect on us. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Actual results may differ materially from those implied or expressed by any forward-looking statements. These forward-looking statements speak only as of the date of this prospectus, or if earlier, as of the date they were made. We disclaim any obligation to update or revise these statements unless required by law, whether as a result of new information, future events or otherwise, and we caution you not to rely on them unduly. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties relating to, among other matters, the risks discussed in “Part II, Item 1A, Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and in “Part I, Item 1A, Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, in the other documents incorporated by reference herein and our subsequent SEC filings, as well as those factors summarized below:

•	risks associated with the proposed RSP Acquisition, including increased expenses, management distraction from our business, declines in the market price of our common stock and failure to realize the expected benefits of the transaction;

•	failure, difficulties and delays in meeting conditions required for closing set forth in the Agreement and Plan of Merger we entered into with RSP and Green Merger Sub Inc. on March 27, 2018;

•	risks associated with acquisitions, including liabilities associated with acquired properties or businesses and the ability to realize expected benefits;

•	disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver our oil, natural gas liquids and natural gas and other processing and transportation considerations;

•	declines in, or the sustained depression of, the prices we receive for our oil and natural gas;

•	risks related to the concentration of our operations in the Permian Basin of southeast New Mexico and west Texas;

•	evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions;

•	the costs and availability of equipment, resources, services and qualified personnel required to perform our drilling, completion and operating activities;

•	drilling, completion and operating risks;

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

•	the effects of government regulation, permitting and other legal requirements, including new legislation or regulation related to hydraulic fracturing, climate change, derivatives reform or the export of oil and natural gas;

•	the impact of current and potential changes to federal or state tax rules and regulations, including the Tax Cuts and Jobs Act;

•	potential financial losses or earnings reductions from our commodity price risk-management program;

•	difficult and adverse conditions in the domestic and global capital and credit markets;

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit facility;

•	the impact of potential changes in our credit ratings;

•	uncertainties about our ability to successfully execute our business and financial plans and strategies;

•	uncertainties about the estimated quantities of oil and natural gas reserves;

•	uncertainties about our ability to replace reserves and economically develop our current reserves;

•	general economic and business conditions, either internationally or domestically;

•	competition in the oil and natural gas industry; and

•	uncertainty concerning our assumed or possible future results of operations.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and the price and cost assumptions made by our reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ from the quantities of oil and natural gas that are ultimately recovered.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q, any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated:

	Three Months Ended March 31, 2018	Years Ended December 31,
		2017	2016		2015	2014	2013
Ratio of earnings to fixed charges (a)	35.00	6.78	(c	)	1.41	4.86	2.62
Ratio of earnings to fixed charges and preferred stock dividends (b)	35.00	6.78	(c	)	1.41	4.86	2.62

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

•	earnings include income (loss) from continuing operations before income taxes, adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

•	fixed charges consist of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense.

(b)	The ratio has been computed by dividing earnings by fixed charges and preferred stock dividends. For purposes of computing the ratio:

•	earnings include income (loss) from continuing operations before income taxes, adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

•	fixed charges and preferred stock dividends consist of interest expense, capitalized interest, the portion of rental expense deemed to be representative of the interest component of rental expense and preferred stock dividends.

(c)	Due to our loss from operations before income taxes for the year ended December 31, 2016, the ratio coverage was less than 1:1. To achieve ratio coverage of 1:1, we would have needed additional earnings of approximately $2.3 billion.

USE OF PROCEEDS

Except as may otherwise be stated in any prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus for general corporate purposes, which may include repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to repayments of outstanding indebtedness.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities,” and, together with the Senior Debt Securities, “Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors (as defined below) of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Concho and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the below summary but not otherwise defined herein have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined in the Subordinated Indenture) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

If specified in the prospectus supplement respecting a particular series of Debt Securities, certain subsidiaries of Concho named herein (each a “Subsidiary Guarantor”) will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series as described under “— Subsidiary Guarantee” and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) each date on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the Interest Payment Dates for the Debt Securities;

(7) each place where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default (as described under “— Events of Default”);

(13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise. The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to securities in global form (“Global Securities”), Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

(3) subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

(4) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “Successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the Successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The Successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an “Event of Default” under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) any Debt of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $20.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9) if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

If an Event of Default (other than an Event of Default with respect to Concho Resources Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Concho Resources Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration and its consequences if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any Holders of the Debt Securities in certain circumstances, including:

(1) to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor’s obligations to Holders of Debt Securities;

(2) to make any changes that would add any additional covenants of us or the Subsidiary Guarantors for the benefit of the Holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3) to add any additional Events of Default;

(4) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities;

(5) to secure the Debt Securities;

(6) to establish the form or terms of any series of Debt Securities;

(7) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8) to cure any ambiguity, defect or inconsistency;

(9) to add Subsidiary Guarantors; or

(10) in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10) modify such provisions with respect to modification, amendment or waiver; or

(11) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it sets the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “— Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Debt Securities, the Indentures or any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the Debt Securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee. If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The Holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if It Is Our Creditor. Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee. Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers’ Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock, Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Fourth Amended and Restated Bylaws (the “Bylaws”) does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of June 11, 2018, we had 149,069,126 shares of common stock outstanding, including 1,136,049 shares of restricted stock. The shares of restricted stock have voting rights, rights to receive dividends and are subject to certain forfeiture restrictions.

Our common stock commenced trading on the NYSE under the symbol “CXO” on August 3, 2007 in connection with our initial public offering. As of June 11, 2018, there were approximately 1,126 holders of record of our common stock.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of preferred stock that may be outstanding at the time such dividends are declared. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

We have not paid, and do not intend to pay in the foreseeable future, cash dividends on our common stock. Covenants contained in our credit facility and the indenture governing our unsecured senior notes due 2025 limit the payment of dividends on our common stock. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.

There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without further vote or action by our stockholders. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

We currently have no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

Written Consent of Stockholders

Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent.

Special Meetings of Stockholders

Subject to the rights of the holders of any series of preferred stock, our Bylaws provide that special meetings of the stockholders may only be called by the chairman of the board of directors or by the resolution of our board of directors approved by a majority of the total number of authorized directors. No business other than that stated in a notice may be transacted at any special meeting.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our Bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of our stockholders. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have delivered a written notice to the Secretary of our company at our principal executive offices not later than the close of business 90 calendar days nor earlier than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement, if any, of the date of such meeting is first made by us. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement, if any, of the date of such meeting has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice described in this paragraph.

Nominations of persons for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting (i) by or at the direction of our board of directors, or (ii) by any stockholder of our company who is a stockholder of record at the time of the giving of notice of the meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our Bylaws. In the event we call a special meeting of stockholders for the purpose of electing one or more directors to our board of directors, any stockholder may nominate a person or persons (as the case may be) for election to such position(s) if the stockholder provides written notice to the Secretary of our company at our principal executive offices not earlier than the 90th calendar day prior to such special meeting, nor later than the close of business on the later of the 70th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement, if any, is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice described in this paragraph.

These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Classified Board

Our Certificate of Incorporation divides our directors into three classes serving staggered three-year terms. As a result, stockholders will elect approximately one-third of the board of directors each year. This provision, when coupled with provisions of our Certificate of Incorporation authorizing only the board of directors to fill vacant or newly created directorships or increase the size of the board of directors and provisions providing that directors may only be removed for cause and then only by the holders of not less than 66 2/3% of the voting power of all outstanding voting stock, may deter a stockholder from gaining control of our board of directors by removing incumbent directors or increasing the number of directorships and simultaneously filling the vacancies or newly created directorships with its own nominees.

Authorized Capital Stock

Our Certificate of Incorporation contains provisions that the authorized but unissued shares of common stock and preferred stock are available for future issuance, subject to various limitations imposed by the NYSE. These additional shares may be utilized for a variety of corporate purposes, including public offerings to raise capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our Certificate of Incorporation and Bylaws grant our board of directors the power to adopt, amend and repeal our Bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our Bylaws but only at any regular or special meeting of stockholders by the holders of not less than 66 2/3% of the voting power of all outstanding voting stock.

Certain Oil and Natural Gas Opportunities

Certain of our stockholders who received shares of common stock in connection with our formation and our non-employee directors may from time to time have investments in other exploration and production companies that may compete with us. Our Certificate of Incorporation and our Business Opportunities Agreement provide a safe harbor under which these entities and directors may participate in the oil and gas exploration, exploitation, development and production business without breaching their fiduciary duties as controlling stockholders or directors. No participation is allowed with respect to:

•	any business opportunity that is brought to the attention of a covered individual or entity solely in such person’s capacity as a director or officer of our company and with respect to which, at the time of such presentment, no other covered individual or entity has independently received notice or otherwise identified such opportunity; or

•	any business opportunity that is identified by a covered individual or entity solely through the disclosure of information by or on behalf of us.

The covered individuals and entities have no obligation to offer such opportunities to us, but interested directors are required to disclose conflicts of interest. We are not prohibited from pursuing any business opportunity with respect to which we have renounced any interest.

Limitation of Liability of Directors

Our Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a depositary agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related depositary agreement. If we elect to offer fractional interests in shares of preferred stock to the public, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1)	the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2)	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3)	United States federal income tax consequences applicable to the warrants;

(4)	the amount of the warrants outstanding as of the most recent practicable date; and

(5)	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Gibson, Dunn & Crutcher LLP, Houston, Texas, as our counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

Concho’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

RSP’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Certain estimates of Concho’s net oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc. All such information has been so included or incorporated by reference on the authority of such firms as experts regarding the matters contained in their reports.

$

Concho Resources Inc.

    % Senior Notes due 2028

    % Senior Notes due 2048

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

June    , 2018